Exhibit 99.2

EPI Preferred, LLC
Condensed Consolidated Financial Statements
As of March 31, 2019 and September 30, 2018 and
for the six months ended March 31, 2019 and 2018

EPI Preferred, LLC
Index to the Condensed Consolidated Financial Statements
As of March 31, 2019 and September 30, 2018 and for the six months ended
March 31, 2019 and 2018

Page(s)
Condensed Consolidated Financial Statements

Balance Sheets	1

Statements of Operations	2

Statements of Members' Equity	3

Statements of Cash Flows	4

Notes to the Condensed Consolidated Financial Statements	5-12

EPI Preferred, LLC
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)	As of March 31, 2019	As of September 30, 2018

Assets
Current Assets
Cash	$3,687	$7,749
Accounts receivable, less allowance for doubtful accounts of $521 and $891, respectively	33,025	30,478
Program contract rights	1,526	2,721
Prepaid expenses	2,937	1,557
Total current assets	41,175	42,505
Property, plant and equipment, net	36,567	37,920
Goodwill	52,534	52,534
Other intangible assets, net	87,756	87,789
Other assets	24	24
Total assets	$218,056	$220,772

Liabilities and Members’ Equity
Current Liabilities
Program contracts payable	$1,532	$2,716
Accounts payable	2,057	2,551
Income tax payable	3,977	2,969
Due to affiliate	6,720	7,191
Accrued expenses	12,627	13,467
Current portion of long-term debt	2,500	3,542
Total current liabilities	29,413	32,436
Long-term debt	45,332	56,582
Deferred tax liabilities	19,527	19,527
Total liabilities	94,272	108,545
Members’ equity
EPI Preferred Members' equity	29,953	41,251
Noncontrolling interest	93,831	70,976
Total equity	123,784	112,227
Total liabilities and members’ equity	$218,056	$220,772

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Condensed Consolidated Statements of Operations (Unaudited)

(in thousands of dollars)	March 31, 2019	March 31, 2018

Operating revenues
Broadcasting, net	$107,965	$81,107
Total operating revenues	107,965	81,107

Operating costs and expenses
Operating expenses	40,983	35,940
Selling expenses	12,596	12,100
General and administrative expenses	12,138	13,943
Total operating costs and expenses	65,717	61,983
Depreciation and amortization	3,341	3,066
Operating income	38,907	16,058

Other income (expense)
Interest expense	(1,421)	(867)
Other, net	(905)	(906)
Total other expense	(2,326)	(1,773)
Income before income taxes	36,581	14,285
Income tax benefit (expense)	(1,020)	3,625
Net income	35,561	17,910
Less: Net income attributable to noncontrolling interest	31,452	12,320
Net income attributable to EPI Preferred	$4,109	$5,590

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Condensed Consolidated Statements of Members' Equity (Unaudited)

(in thousands of dollars)	EPI Preferred	Noncontrolling Interest	Total Members' Equity
Balances at September 30, 2017	$78,046	$42,222	$120,268
Net income	5,590	12,320	17,910
Discretionary distributions	(9,000)	—	(9,000)
Tax distributions	(3,464)	(7,138)	(10,602)
Balances at March 31, 2018	71,172	47,404	118,576
Net income	5,299	28,221	33,520
Discretionary distributions	(34,000)	—	(34,000)
Tax distributions	(1,220)	(4,649)	(5,869)
Balances at September 30, 2018	41,251	70,976	112,227
Net income	4,109	31,452	35,561
Discretionary distributions	(13,000)	—	(13,000)
Tax distributions	(2,407)	(8,597)	(11,004)
Balances at March 31, 2019	$29,953	$93,831	$123,784

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the six months ended
(in thousands of dollars)	March 31, 2019	March 31, 2018

Cash flows from operating activities
Net Income	$35,561	$17,910
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,341	3,066
Amortization of program contract rights	1,457	1,441
Bad debt expense	(370)	95
Deferred income tax	—	(10,420)
(Gain)/loss on disposal of property and equipment	(48)	—
Changes in operating assets and liabilities
Accounts and other receivables	(2,177)	(64)
Prepaid expenses	(1,380)	(570)
Accounts payable, accrued expenses and deferred revenue	(1,785)	(2,063)
Due to affiliate	(471)	2,371
Payments on program contract obligations	(1,446)	(1,398)
Accrued retirement benefits	450	169
Income taxes payable	1,008	6,795
Net cash provided by operating activities	34,140	17,332

Cash flows from investing activities
Additions to property, plant, equipment and intangible assets	(2,059)	(2,899)
Proceeds from sale of equipment	153	—
Net cash (used in) investing activities	(1,906)	(2,899)

Cash flows from financing activities
Payments on long-term debt	(12,292)	(2,000)
Distributions made to noncontrolling interest	(8,597)	(7,138)
Distributions made to EPI, Inc.	(15,407)	(12,464)
Net cash used in financing activities	(36,296)	(21,602)
Net increase (decrease) in cash and cash equivalents	(4,062)	(7,169)

Cash
Beginning of year	7,749	11,159
End of year	$3,687	$3,990

Supplemental cash flow information
Cash paid during the year for
Interest	$1,421	$867

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

1.	Nature of Operations and Summary of Significant Accounting Policies

Financial Statement Preparation
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited. Accordingly, they do not include all information and disclosures required to be included in annual financial statements. The information contained in the accompanying condensed consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and notes thereto for the period ended September 30, 2018 (the “Annual Financial statements”). These condensed consolidated financial statements do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements or details of accounts that have not been changed significantly in amounts or composition. The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the Company’s Annual Financial Statements. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments, which include normal recurring adjustments, necessary for the fair presentation of these condensed consolidated financial statements. The results for the six months ended March 31, 2019 are not necessarily indicative of the results that could be expected for the year ended September 30, 2019.

Nature of Operations
EPI Preferred, LLC (the “Company”) was formed in July 2014 to own 100% of the preferred membership interest and 100% of the voting rights of Cordillera Communications (“Cordillera”) and its subsidiaries. The Company is a direct, wholly-owned subsidiary of Evening Post Industries, Inc. (“EPI, Inc.”) and an indirect, wholly-owned subsidiary of EPI Group, LLC.

Cordillera holds broadcast television operations and related activities. Cordillera’s ownership consists of two equity classes, preferred membership interests owned by the Company and common interests 100% owned by EPI Global, LLC. Cordillera’s preferred membership return is payable out of net income and if not paid, the return will accumulate and carry a priority at liquidation. As a wholly owned subsidiary of EPI, Inc., the preferred membership return is ultimately subject to corporate taxation. The common interests are subordinate to the preferred membership interest and will participate in any residual equity.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company, subsidiaries in which we hold controlling financial interests, and variable interest entities (“VIE”) for which we are the primary beneficiary. In determining the primary beneficiary for financial reporting purposes, we consider whether the Company has the power to direct the activities that most significantly impact the economic performance of the VIE and whether we have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. All significant intercompany accounts and transactions have been eliminated in consolidation.

Based on the characteristics of a VIE as described above, Cordillera falls into the VIE model for determining consolidation. The Company through voting rights and equity interest demonstrates power and control to direct activities at Cordillera. The Company also holds the majority of the economic benefits and risk substantiated by the variability in the preferred return, liquidation preference, and the Company’s debt which is collateralized by its preferred interest in Cordillera (Note 4). Based upon the structure and nature of economic activities discussed above, the Company is the primary beneficiary of Cordillera and as a result has consolidated the financial results of Cordillera and its subsidiaries. Throughout these financial statements the Cordillera common interest owned by EPI Group, LLC is referred to as noncontrolling interest.

The Company’s consolidated financial statements also include the non-owned entity SagamoreHill of Corpus Christi, LLC, which is consolidated under ASC 805-10-55. All significant intercompany accounts and transactions have been eliminated in consolidation.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The primary estimates made by management include those relating to the allowance for doubtful accounts, and projections associated with the Company’s evaluation of the recoverability of certain tangible and intangible assets, including program contract rights, and identifiable intangible assets. Actual results could differ from those estimates.

Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Gains and losses on routine dispositions are reflected in other income and expenses. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets.

Goodwill
Goodwill represents the excess of cost over net assets acquired by the Company. To conform with public company standards, in July 2019, the Company retrospectively adjusted the method for which it accounts for goodwill and no longer amortizes goodwill. The Company evaluates goodwill for impairment at the reporting unit level annually or more frequently if the Company believes indicators of impairment exist. These indicators would include a significant adverse changes in macroeconomic conditions, operating performance, the business climate, legal factors, competition, or a planned sale or disposition of a significant portion of business, among other factors.

The Company did not identify any indicators of impairment, and correspondingly, did not record any impairment related to goodwill for the six months ended March 31, 2019 and 2018.

Income Taxes
Certain subsidiaries of the Company are not subject to U.S. federal or state income taxes as the tax effects of these activities are reported directly by the members on their respective income tax returns. The Company is taxable because it is a wholly owned subsidiary of Evening Post Industries, Inc. a corporation operating in the U.S. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Cash payments for tax purposes are made by Evening Post Industries, Inc. on behalf of the Company and equity distributions are made from the Company to Evening Post Industries, Inc. for taxes, which can be seen on the Consolidated Statement of Members’ Equity.

Comprehensive Income
Comprehensive income includes net income and certain items that are excluded from net income and recorded as a separate component of Members’ Equity. During the six month periods ended March 31, 2019 and 2018, the Company had no items of other comprehensive income and, therefore, comprehensive income does not differ from reported net income.

Recent Accounting Pronouncements
In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments”. This new standard requires changes to the classification of certain cash receipts and cash payments within the statement of cash flows. The guidance identifies eight specific cash flow items and the sections where they must be presented within the statement of cash flows. This ASU applies to all entities and is effective for annual periods beginning after December 15, 2017. The Company has adopted the new guidance as of October 1, 2018 and identified

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

no impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services, which could potentially result in changes in the amount and timing of revenue recognition for certain transactions. The new guidance allows for either a “full retrospective” or a “modified retrospective” method of application and also requires significantly expanded disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in those judgments regarding the amount and timing of revenue recognition. This ASU applies to all entities and is effective for the Company for annual periods beginning after December 15, 2018. Management is currently evaluating the impact of this new guidance on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This new topic, which supersedes Topic 840, “Leases,” applies to all entities that enter into a contract that is or contains a lease, with some specified scope exemptions. This new standard requires lessees to evaluate whether a lease is a finance lease using criteria similar to those a lessee uses under current accounting guidance to determine whether it has a capital lease. Leases that do not meet the criteria for classification as finance leases by a lessee are to be classified as operating leases.
Under the new standard, for each lease classified as an operating lease, lessees are required to recognize on the balance sheet: (i) a right-of-use (“ROU”) asset representing the right to use the underlying asset for the lease term and (ii) a lease liability for the obligation to make lease payments over the lease term. Lessees can make an accounting policy election, by class of underlying asset, to not recognize ROU assets and lease liabilities for leases with a lease term of 12 months or less as long as the leases do not include options to purchase the underlying assets that the lessee is reasonably certain to exercise. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee and the accounting for leases by lessors have not significantly changed from current accounting guidance. This standard also requires an entity to disclose key information (both qualitative and quantitative) about the entity’s leasing arrangements. For the Company, this new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach, which includes a number of optional practical expedients that entities may elect to apply. Management is currently evaluating the impact of this new guidance on its consolidated financial statements.

2.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Estimated Useful Lives	As of March 31, 2019	As of September 30, 2018
Land		$6,988,000	$6,988,000
Buildings	15–45 years	27,200,000	27,231,000
Machinery, equipment, furniture and fixtures	3–15 years	94,495,000	109,688,000
		128,683,000	143,907,000
Less: Accumulated depreciation		(92,116,000)	(105,987,000)
		$36,567,000	$37,920,000

Depreciation expense for the periods ended March 31, 2019 and 2018 was $3,307,000 and $2,934,000, respectively.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

3.	Intangible Assets and Goodwill

Other intangible assets and goodwill consist of the following:

	Estimated Useful Lives	As of March 31, 2019	As of September 30, 2018
Goodwill and Intangible assets not subject to amortization
Broadcast licenses and network affiliation agreements		$87,605,000	$87,605,000
Goodwill		52,534,000	52,534,000
Intangible assets subject to amortization
Computer software	3 years	2,981,000	4,836,000
Other	7–15 years	746,000	746,000
		3,727,000	5,582,000
Accumulated amortization other intangibles		(3,576,000)	(5,398,000)
		151,000	184,000
		$140,290,000	$140,323,000

Amortization expense for the periods ended March 31, 2019 and 2018 were $34,000 and $132,000, respectively.

Amortization expense for 2019 and subsequent years is:
Remaining 2019	$62,000
2020	69,000
2021	20,000
2022	—
2023 and thereafter	—
$151,000

4.	Long-Term Debt

In June 2018, the Company, entered into an amended credit agreement with a syndicate of lenders which provided the Company with a $50 million term loan and $30 million revolving credit facility with a Letter of Credit obligations subfacility not to exceed $5 million. At closing the Company borrowed $50 million from the term loan to repay debt and provide additional working capital. The principal amount of the term loan shall be repaid in consecutive quarterly installments beginning with $1,666,667 due in June 2018. The quarterly installments remain the same for three consecutive quarters and then decrease to $625,000 per quarter beginning in March 2019, and remain at that amount for five consecutive quarters. This cycle remains in place for the term of the loan, which better aligns principal payments with the increased cash flow anticipated from the political advertising cycle.

The credit facility matures on April 30, 2023 and bears interest at LIBOR plus a margin ranging from 1.25% to 2.25% depending on the Covenant Funded Debt Ratio as defined in the amended loan agreement. The revolving credit facility is subject to a commitment fee ranging between 0.125% and 0.325% (depending on the Covenant Funded Debt Ratio) on the unused portion of the revolving credit facility. The credit agreement is guaranteed by Cordillera Communications, LLC, and is guaranteed by liens on the preferred stock interest in Cordillera and the membership interest of the Company. The agreement requires the Company, Cordillera Communications, LLC and its subsidiaries to maintain a maximum Covenant Funded Debt Ratio of not more that 3.25 to 1.00 decreasing to 3.00 to 1.00 beginning on June 30, 2020 and contains restrictions on certain transactions including the incurrence of additional debt, capital leases, investments, asset sales and restricted payments as defined in the agreement.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

Principal repayments of the revolving line of credit may be made, in whole or in part, without premium or penalty. Any such repayments must be in an amount exceeding $200,000. Repaid amounts may be borrowed subject to the terms of the credit agreement. The Company had $44,375,000 and $46,667,000 outstanding on the term loan and $3,457,000 and $13,457,000 outstanding on the revolving line of credit, as of March 31, 2019 and September 30, 2018 respectively.

The following table presents the approximate annual maturities of debt for 2019 and subsequent years:

Remaining 2019	$1,250,000
2020	4,583,000
2021	3,542,000
2022	4,583,000
2023	33,874,000
$47,832,000

In accordance with the debt agreement, the debt was repaid in full in May 2019 due to the sale of Cordillera, LLC, as further discussed in note 10.

5.	Distributions

Distributions to members totaled $13,000,000 and $9,000,000 during the period ended March 31, 2019 and 2018. Tax and discretionary distributions of $2,407,000 and $3,464,000 were made from the Company to EPI, Inc. Tax distributions were made from Cordillera Communications, LLC to noncontrolling interest of $8,597,000 and $7,138,000 for the six months ended March 31, 2019 and 2018 respectively.

6.Income Taxes

The Company files a consolidated federal income tax return, consolidated unitary tax returns in certain states and other separate state income tax returns for its subsidiary companies.

The income tax provision for interim periods is generally determined based upon the expected effective income tax rate for the full year and the tax rate applicable to certain discrete transactions in the interim period. To determine the annual effective income tax rate, the Company must estimate both the total income (loss) before income tax for the full year and the jurisdictions in which that income (loss) is subject to tax. The actual effective income tax rate for the full year may differ from these estimates if income (loss) before income tax is greater than or less than what was estimated or if the allocation of income (loss) to jurisdictions in which it is taxed is different from the estimated allocations. The Company reviews and adjusts its estimated effective income tax rate for the full year each quarter based upon its most recent estimates of income (loss) before income tax for the full year and the jurisdictions in which the Company expects that income will be taxed.

On December 22, 2017, H.R.1 the Tax Cuts and Jobs Act of 2017 (the Tax Act) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a U.S. federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017. As a result of the new law, the Company has a statutory tax rate of 28% for the period ended March 31, 2018.

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 28% to income from operations before income taxes due to permanent differences, state taxes, and the rerate of deferred taxes due to the Tax Cut and Jobs Act of 2017.

As a result of the Tax Act, the Company’s deferred tax assets and liabilities were remeasured based on the rates at which they are expected to reverse in the future. The amount related to the remeasurement of deferred tax assets and liabilities was a benefit of $10,422,000 for the six months ended March 31, 2018.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

The effective income tax rate for the six months ended March 31, 2019 and 2018 was 2.79% and (25.4)%, respectively. Other differences between the Company’s effective income tax rate and the
U.S. federal statutory rate are the impact of non-included partnership income, state taxes, non- deductible expenses, changes in reserves for uncertain tax positions and excess tax benefits or expense on share-based compensation.

Deferred tax liabilities totaled $19.5 million at March 31, 2019 and September 30, 2018, which includes the tax effect of state net operating loss carryforwards. The Company recognizes state net operating loss carryforwards as deferred tax assets, subject to valuation allowances. At each balance sheet date, the Company estimates the amount of carryforwards that are not expected to be used prior to expiration of the carryforward period. The tax effect of the carryforwards that are not expected to be used prior to their expiration is included in the valuation allowance.

7.	Retirement Benefits

The Company is a participating employer in the Retirement Plan for the Employees of Evening Post Publishing Company and Affiliates and Evening Post Industries Postretirement Welfare Plan, single employer plans which are sponsored by Evening Post Industries, Inc. The Company is required to make contributions to the plans each year. The required contributions are determined based on a reasonable allocation of the total plan contributions, which are determined by Evening Post Industries and must be at least equal to the IRS minimum requirements but less than the maximum deductible contribution.

In accordance with ASC 715 Compensation-retirement benefits, the Company accounts for its participation in the plans by recognizing expense for its required contributions for the period.  A liability is recognized for any contributions due and unpaid as of the end of the fiscal year. The Company did not contribute as of March 31, 2019 and 2018. As of March 31, 2019, the Company recorded a liability for $450,000 associated with anticipated contributions. There was no liability at September 30, 2018.

Other
The Company also has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering all employees meeting eligibility requirements. Plan expenses totaled approximately $791,000 and $637,000 in periods ending March 31, 2019 and 2018.

8.	Derivative Financial Instruments

As of September 30, 2018, the Company was a party to two interest rate swap agreements with its banks. The Company does not meet the documentation requirements for hedge accounting in accordance with ASC 815 Derivatives and Hedging; therefore, unrealized and realized gains and losses associated with hedges of operational risks are reflected as a reduction or increase, respectively, in interest expense. The asset in relation to these derivative instruments is recorded in accounts receivable.

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

The terms of the swap instruments are as follows:

As of September 30, 2018
Swap #1
Notional amount	$18,438,000
Payment rate	1.7088%
Inception date	October 20, 2014
Expiration date	October 20, 2021
Fair value as of March 31	$519,000
Gain (loss) on derivative instruments	$560,000

Swap #2
Notional amount	$18,438,000
Payment rate	1.6745%
Inception date	October 20, 2014
Expiration date	October 20, 2021
Fair value as of March 31	$534,000
Gain (loss) on derivative instruments	$597,000

As of March 31, 2019, the Company had terminated the swap agreements and received a payout of $560,000 included in Interest Expense, net on the Statement of Operations

9.	Fair Value Measurements

As discussed in Note 9, the Company periodically enters into interest-rate swap agreements to moderate its exposure to interest-rate changes and to lower its overall cost of borrowing. Fair value measurements for the Company’s derivatives are classified under Level 2 in the fair value hierarchy because such measurements are determined using published market prices or estimated based on observable inputs such as interest rates.

The following table summarizes the fair values of financial instruments measured at fair value on a recurring basis at September 30, 2018:

	Items Measured at Fair Value on a Recurring Basis
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2018
Assets
Derivative financial instruments	$—	$1,053,000	$—	$1,053,000

10.	Subsequent Events

The Company evaluated transactions occurring after March 31, 2019 in accordance with ASC 855, Subsequent events, through July 8, 2019 which is the date the financial statements were available to be issued.

On October 25, 2018, the Board of Directors (“Board”) of the Company approved entering into a Purchase Agreement between Cordillera Communications, LLC (“Cordillera”) as seller, and Scripps Media, Inc, a Delaware corporation, as buyer for the outstanding equity interest in the following subsidiaries of Cordillera: Sangre de Cristo Communications, LLC (KOAA-TV); KRTV Communications, LLC (KRTV and KTVH-DT); KPAX Communications, LLC (KPAX-TV); KXLF Communications, LLC (KXLF-TV); KCTZ

EPI Preferred, LLC
Notes to Condensed Consolidated Financial Statements

Communications, LLC (KBZK-TV); KTVQ Communications, LLC (KTVQ-TV); KATC Communications, LLC (KATC-TV); WLEX Communications, LLC (WLEX-TV); KRIS Communications, LLC (KRIS-TV); and KSBY Communications, LLC (KSBY-TV). The purchase price for this transaction is $521,000,000.

At the same time, the Board also approved entering into an Asset Purchase Agreement between KVOA Communications, LLC (KVOA), a wholly-owned subsidiary of Cordillera, as seller, and Quincy Media, Inc., a Delaware limited liability company, as buyer, for the assets owned by KVOA and used primarily with respect to the operations of broadcast television station KVOA, Tucson, Arizona. The purchase price for this transaction is $70,000,000.

The sale closed on May 1, 2019 and represents substantially all assets of the Company. In conjunction with the closing of the sale transactions, the Company’s then outstanding credit facility was repaid in full.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through July 16, 2019, the date the financial statements were available to be reissued.